Exhibit 99.1 News Release

ERHC Energy Inc. Promotes Sylvan Odobulu to Vice President, Sets Date of Annual Meeting

HOUSTON, January 11, 2012 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, today announced the promotion of Sylvan Odobulu to Vice President (Administration) and Controller. The Company also formally set the date for its Annual Shareholder’s Meeting for Tuesday, April 24, 2012. ERHC’s Annual Shareholder’s Meeting will be held in Houston. Stockholders of ERHC as of the record date, which will be fixed for the meeting, will be entitled to receive notice of and vote at the Annual Shareholder’s Meeting.

In his new role, Mr. Odobulu will direct ERHC’s administrative, procurement and logistics activities as well as continue to serve as the Company’s principal accounting officer. He is responsible for ERHC’s finance function, regulatory and disclosure matters, accounting, payroll, tax and audit matters, including liaison with external auditors, maintenance of financial controls, as well as serving as liaison with various governmental and regulatory agencies. Mr. Odobulu has served as Controller and Head Office Administrator of ERHC Energy since 2006.

“Mr. Odobulu has been instrumental in successfully executing ERHC’s strategy of growing and diversifying the Company’s assets while carefully controlling administrative costs,” said ERHC President and CEO Peter Ntephe. “We count on his continued contributions as we work to secure additional assets to complement our existing, high quality portfolio and advance ERHC’s evolution into a multi-asset company with both offshore and onshore interests.”

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.